As filed with the Securities and Exchange Commission on December 1, 2023

Registration No. 333-266608

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-10

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

HUT 8 MINING CORP.

(Exact name of Registrant as specified in its charter)

British Columbia, Canada (Province or other jurisdiction of incorporation or organization)	7374 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)

24 Duncan Street, Suite 500

Toronto, Ontario

Canada M5V 2B8

(647) 256-1992
(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(302) 738-6680

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:
Ryan J. Dzierniejko Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, NY 10001 (212) 735-3000	Curtis Cusinato Bennett Jones LLP 3400 One First Canadian Place Toronto, Ontario M5X 1A4 (416) 863-1200

Approximate date of commencement of proposed sale to the public: Not applicable.

Province of Ontario, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.    ☒   upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.    ☐    at some future date (check the appropriate box below):

1.	☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).

2.	☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

3.	☐ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☐ after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☐

DEREGISTRATION OF SECURITIES

Hut 8 Mining Corp. (the “Registrant”) filed with the Securities and Exchange Commission a registration statement on Form F-10 (Registration No. 333-266608) (as amended, the “Registration Statement”), for the sale from time to time of securities including common shares, debt securities, subscription receipts, warrants, convertible securities and units (collectively, the “Securities”).

On February 6, 2023, the Registrant, U.S. Data Mining Group, Inc., a Nevada corporation, (“USBTC”), and Hut 8 Corp., a Delaware corporation (“New Hut”), entered into a Business Combination Agreement (the “Business Combination Agreement”) pursuant to which, among other things, the Registrant and its direct wholly-owned subsidiary, Hut 8 Holdings Inc., a corporation existing under the laws of British Columbia, would be amalgamated to continue as one British Columbia corporation (“Hut Amalco”) and both Hut Amalco and USBTC would become wholly-owned subsidiaries of New Hut (the “Business Combination”). On November 30, 2023, the Business Combination was consummated in accordance with the terms of the Business Combination Agreement.

This Post-Effective Amendment No. 1 to the Registration Statement is being filed to deregister all of the Securities formerly issuable and registered under the Registration Statement and not otherwise sold by the Registrant as of the date that this Post-Effective Amendment No. 1 is filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario on December 1, 2023.

HUT 8 MINING CORP.

By:	/s/ Jaime Leverton
Name:	Jaime Leverton
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by or on behalf of the following persons in the capacities indicated on December 1, 2023.

Signature	Title

/s/ Jaime Leverton	Jaime Leverton
Jaime Leverton	Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Shenif Visram	Shenif Visram
Shenif Visram	Chief Financial Officer
(Principal Financial and Accounting Officer)

*	Bill Tai
Bill Tai	Director

*	Joseph Flinn
Joseph Flinn	Director

*	K. Alexia Hefti
K. Alexia Hefti	Director

*	Rick Rickertsen
Rick Rickertsen	Director

* By:	/s/ Jaime Leverton
Jaime Leverton
Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States, on December 1, 2023.

PUGLISI & ASSOCIATES (Authorized Representative in the United States)

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director